EXHIBIT 99.1

FOR IMMEDIATE RELEASE

HCI Group Announces Public Filing of Registration Statement for Proposed Initial Public Offering of Subsidiary TypTap Insurance Group, Inc.

Tampa, Fla. – November 8, 2021 – HCI Group, Inc. (NYSE:HCI) today announced that its majority owned subsidiary, TypTap Insurance Group, Inc., has publicly filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the proposed initial public offering of TypTap’s common stock. The number of shares to be offered and the price range for the proposed offering have not yet been determined. The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.

JMP Securities LLC and Truist Securities, Inc. are acting as lead book-runners, and Oppenheimer & Co. Inc. is acting as joint book-runner for the proposed offering. Dowling and Partners Securities, LLC, Fifth Third Securities, Inc. and TigerRisk Capital Strategies LLC are acting as co-managers for the proposed offering.

The proposed offering will be made only by means of a prospectus. Copies of the preliminary prospectus, when available, may be obtained from: JMP Securities LLC, 600 Montgomery Street, 10th Floor, San Francisco, CA 94111, Attention: Prospectus Department, or by calling (415) 835-8985, or by email at syndicate@jmpsecurities.com; and Truist Securities, Inc., 3333 Peachtree Road NE, 9th Floor, Atlanta, GA 30326, Attention: Prospectus Department, or by email at truistsecurities.prospectus@truist.com.

A registration statement on Form S-1 relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners insurance, reinsurance, real estate and information technology services. HCI’s leading insurance operation, TypTap Insurance Group, Inc., is a technology-driven insurance company that leverages extensive data and AI-enabled analytics to better select and price homeowners insurance risk. HCI’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., provides homeowners insurance primarily in Florida. HCI’s real estate subsidiary, Greenleaf Capital, LLC, owns and operates multiple properties in Florida, including office buildings, retail centers and marinas.

Company Contact:

Andrew L. Graham.

General Counsel

HCI Group, Inc.

Tel (813) 405-3615

agraham@hcigroup.com